EXHIBIT 11

                          STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                MEDTRONIC, INC.
                                  (Unaudited)
                                 (in thousands)


                                                                         Three months ended
                                                                    July 29,          July 30,
                                                                      1994              1993
                                                                      ----              ----
                       PRIMARY

    Shares outstanding:
       Weighted average outstanding                                    57,721            57,713
       Share equivalents (1)(2)                                           555               458
         Adjusted shares outstanding (2)                               58,276            58,171
                                                                       ======            ======

                  FULLY DILUTED
     Shares outstanding:
       Weighted average outstanding                                    57,721            57,713
       Share equivalents (1)(2)                                           754               522
         Adjusted shares outstanding (2)                               58,475            58,235
                                                                       ======            ======

     Net earnings                                                     $65,081           $52,500
                                                                      =======           =======



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(1)  Share equivalents consist primarily of nonqualified stock options.

(2)  This  calculation  is  submitted in  accordance  with  Regulation  S-K item
     601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.